Exhibit 5

December 12, 2014

KLX Inc.
1300 Corporate Center Way
Wellington, Florida 33414
(561) 383-5100

Ladies and Gentlemen:

We are acting as counsel for KLX Inc., a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of a registration statement on Form S-8 (the ”Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to $20,000,000 of Deferred Compensation Obligations (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the KLX Inc. Deferred Compensation Plan (the “Plan”).

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended to date; and

(c)
Originals or copies of such other corporate records of the Registrant, certificates of public officials and of officers of the Registrant, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, when issued in accordance with the term of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP

JC
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